EXHIBIT 10.10

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

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CLAIMS ADMINISTRATION AGREEMENT

THIS Claims Administration Agreement (the “Agreement") dated as of April 1, 2020, and effective as of April 1, 2020, is made by and between UNITED SPECIALTY INSURANCE COMPANY, an insurer domiciled in Delaware with principal offices in Bedford, Texas ("Company") and U.S. RISK MANAGERS, INC., a California corporation with principal offices in Calabasas, California that provides claims administration services ("US Risk"). Company and US Risk are collectively “Parties.”

RECITALS:

A.        The Company is an approved surplus lines insurer in the State of California and is an eligible surplus lines insurer in the other states and District of Columbia.

B.       US Risk is a claims administrator and a licensed claims adjuster in California.

C.       The Company desires to retain US Risk to provide claims administration and related services for certain surplus lines business insured by the Company in California and other states to allow US Risk to provide specific services in connection with claims arising under surplus lines policies issued by Company on the terms and conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

A.           Services and Authority

(1)       The Company hereby retains US Risk and grants it authority to manage and settle claims arising under surplus lines insurance policies issued by the Company in California and placed by the Broker (hereinafter referred to as "Claim(s)") as set forth in Exhibit A, as amended from time to time, which is attached and incorporated herein by reference.

(2)       The maximum dollar amount of such authority per claim shall not exceed the greater of [***] of the Company’s policyholder surplus as of December 31 of the last completed calendar year or [***]. Claims settlements in excess of such authority require the prior approval of the Company.

(3)       The authority granted US Risk shall include, generally, the processing, investigating, adjusting, compromising, defending, litigating, and supervising Claims, and pursuing and collecting salvage recoveries for Claims, according to generally accepted procedures normally followed in the insurance claims business and specifically according to the operations and procedures of US Risk. US Risk shall provide first notice of loss, and salvage and subrogation services.

(4)       The Company grants to US Risk authority to appoint and supervise professional adjusters, appraisers, and attorneys, special investigators, and other professional employees and vendors to investigate, appraise, adjust, compromise, settle, defend, and litigate Claims. Such independent claims adjusters are not the agents of the Company and the Company shall be held harmless and indemnified by US Risk for any liability, claim, demand, expense and/or cost of whatever kind or character as a result of, related to or connected with any action or inaction of such claims adjusters.

(5)       Subject to the limitation of subparagraph A.(2), the Company grants to US Risk authority to settle and pay any Claim within the policy limits.

(6)       The Company retains final authority to determine any disputes relating to claims settlement and setting of loss reserves.

B.           Obligations of the Parties

(1)          US Risk shall diligently manage and pursue the prompt, fair, and reasonable settlement and/or defense of all Claims in the Company's best interest.

(2)          US Risk shall notify the Company and Crusader Insurance Company (“Reinsurer”) within five (5) business days of becoming known with respect to any loss or Claim that:

(a)       involves a demand in excess of policy limits;

(b)       alleges bad faith;

(c)	alleges a violation of any applicable unfair practices and unfair competition statutes;
(d)	results in legal action being instituted against US Risk, the Company, Reinsurer or Unifax Insurance Systems, Inc. (“Broker”);
(e)	is open for more than six months;
(f)	involves a coverage dispute.

(3)          US Risk or its assigned independent adjustment firm shall comply with licensing requirements in each state in which it adjusts Claims.

(4)          In the course of its duties, US Risk will:

(a)          Operate in accordance with US Risk's procedures and make available to the Company copies of the procedures and any future revisions thereto;

(b)          Conduct an investigation of each reported Claim within the time frames prescribed by applicable insurance regulations;

(c)          Record each Claim promptly with a recommended reserve;

(d)          Conduct necessary inspections and appraisals;

(e)          Maintain files for each reported Claim, which shall be available for inspection, review, and copying by the Company, the Reinsurer or their respective duly authorized representatives;

(f)       Perform reasonable and necessary administrative and clerical work in connection with reported Claims;

(g)          Prepare checks requests, compromises, releases, agreements, and any other documents reasonably necessary to finalize Claims;

(h)          Perform a continuous review of outstanding Claim reserves and adjust reserves to reflect exposure;

(i)            Record promptly each loss and allocated loss adjustment expense paid, and all salvage sums recovered for each Claim;

(j)            Diligently pursue and prosecute the Company's salvage rights relating to Claims subject to this Agreement. US Risk shall use all reasonable efforts to collect and prepare deposits of funds (net of collection expenses) arising from the enforcement of such rights into the Company's Loss Fund Account;

(k)       Exercise reasonable care at all times in the performance of its duties hereunder;

(l)       Timely record and respond to all Department of Insurance complaints with copies of correspondence to the Company;

(m)       Upon reasonable request by the Company, US Risk shall provide pertinent claim information for submission to the Company's reinsurers.

(5)          US Risk shall establish a separate claim register or method of recording Claims so that all Claims may be segregated and identified separate and apart from other records of US Risk, with such claims register to identify each Claim on an individual case basis both as to identify the insured(s) and the claimant, the reserve for loss and adjusting expense, the date when such reserve was established, and if closed, whether such Claim was closed with or without payment, and if with payment, the amount paid thereon.

(6)          US Risk may subcontract with independent contractors to perform any obligations hereunder, which shall be subject to prior written approval of the Company upon request by the Reinsurer; provided, that photographers, appraisers and independent investigators or adjusters assigned to assess or assist in the assessment of an individual claim, shall not require such prior written approval.

(7)          The Company shall have ultimate control and responsibility of the functions that it has delegated, and will monitor services annually for quality assurance.

(8)          All books and records of the Company shall include all books and records developed or maintained under or related to this Agreement.

(9)          The Company shall own and have custody of its general corporate accounts and records.

(10)        The Company shall not be responsible for US Risk’s expenses and costs, including but not limited to salaries, bonuses, rentals, transportation, facilities, fees of soliciting insurance producers, postage, advertising, exchange, license fees of the surplus lines broker or its personnel, or any other expense whatsoever of US Risk.

(11)        US Risk may not commit the Company to a claim settlement with a reinsurer other than the Reinsurer without the prior written approval of the Company. If such prior written approval is given, US Risk shall forward promptly a report to the Company concerning such transaction and/or payment.

(12)        The Company may suspend or terminate the settlement authority of US Risk in its sole discretion.

C.        Loss Fund

(1)       US Risk shall establish an account for payment of Claims by US Risk pursuant to this Agreement (referred to as the “Loss Fund Account”). US Risk shall issue checks drawn on the Loss Fund Account for payment of Claims. US Risk is obligated to advance funds to pay Claims. US Risk is not obligated to advance funds for any obligation unrelated to those under this Agreement.

(2)       US Risk agrees that all funds in the Loss Fund Account will be held in a fiduciary capacity for the benefit of the Company and the Reinsurer. US Risk shall deposit into the Loss Fund Account any and all funds received from Company or Reinsurer pursuant to this Agreement.

(3)       The Loss Fund Account will be established as a zero balance account that will be automatically funded by the Reinsurer. In the event that, in US Risk’s reasonable opinion, the funds in the Loss Fund Account are not sufficient to make claim payments. US Risk shall promptly notify Company and Reinsurer in writing of any projected increase in funding needed to make claim payments. In the event of any actual or projected shortfall in the amount in the Loss Fund Account, US Risk shall promptly request the Reinsurer to make any transfers of funds as required within five (5) working days of receipt of a written request from US Risk on behalf of the Company, or as soon as practicable, but always within any applicable state requirements.

(4)       No later than thirty (30) days following the end of the month during which the business is written, US Risk shall send monthly reports to Company and the Reinsurer for all loss and expense paid, loss adjustment expenses paid and expenses outstanding and losses incurred but not reported by US Risk in adjusting Claims under this Agreement in the month covered by the invoice, net of recoveries and excluding any Extraordinary Claims Payments, to enable the Company to record statistics required by statutes, regulation or upon call by authorities having competent jurisdiction. Such data shall be segregated by lines of insurance and location of risk.

(5)       Extraordinary Claim Payment means any claims payment exceeding the authority granted in Section A(2) of this Agreement. US Risk shall notify Company and Reinsurer in advance, of any Extraordinary Claim Payment accompanied by the following information: policy number, Company claim number and payee.

(6)       US Risk agrees that the funds contained in the Loss Fund Account shall not be commingled with any other type of funds, including, without limitation, any operating funds or capital of US Risk. In no event shall funds contained in the Loss Fund Account be used to pay any operating expenses or overhead of US Risk.

D.        Claim Payments

For purposes of Claim-related settlements and expenses, US Risk shall issue Claims and expense payments from the Loss Fund Account and mail the checks directly to the payees in compliance with the fair claims practices laws.

E.        Compensation

(1)       US Risk shall be paid the fee listed in Exhibit B. The fee will be the exclusive compensation paid to US Risk under this Agreement for its services.

(2)       Company shall cause the fee to be paid by Unifax Insurance Systems, Inc. (the “Broker”). US Risk shall not sue or seek arbitration against the Company for any failure by the Broker to remit the fee to US Risk.

(3)       US Risk will not charge for postage and other incidentals and it will not charge an additional administrative or overhead fee.

F.         Property of Company

(1)          All forms and the Company supplies furnished to US Risk by the Company shall at all times remain the property of the Company. All such property and supplies shall be returned to an authorized representative of the Company promptly upon the Company's demand.

(2)          All funds and invested assets of the Company are the exclusive property of the Company, held for the benefit of the Company, and subject to the control of the Company.

G.        Inspection of Records

(1)       US Risk shall maintain in good order, for the period required by law, complete records and accounts of all Claims, correspondence, and related documentation, either as hard copies, as image files, or as archived data files on fixed and movable media. All records and accounts relating in any way to Claims shall be open at all reasonable times for inspection and copying by authorized representatives of the Company and its reinsurers. US Risk shall account for and furnish to the Company, upon request with reasonable notice but no more than thirty (30) days from such request, complete copies of all claim files created with respect to all loss occurrences under any policy issued under this Agreement. US Risk will return closed claims to the Company for storage.

(2)       The Company may conduct or cause to be conducted an examination of US Risk in accordance with the Company’s examination guidelines.

(3)       The examinations required shall adequately provide the Delaware Department with the information outlined below, shall be made available to the Commissioner for review, shall remain on file with the Company for a minimum of three (3) years and shall, at a minimum, contain information concerning the following:

(a)       claims procedures;

(b)       timeliness of claims payments (i.e., lag time between date claim is reported and date claim is paid);

(c)       compliance by the US Risk with claims handling guidelines and applicable law, including unfair claims practices laws and regulations.

H.        Confidentiality

(1)       For the purposes of this Agreement the following shall be treated as "Confidential Information":

(a)          all information contained in the Records maintained by US Risk in connection with the services provided under this Agreement and statistical information derived therefrom; and

(b)          all information coming into the possession of US Risk in the course of providing the services or executing the duties required under this Agreement; and

(c)          the terms of this Agreement; and

(d)          all information subject to privacy and data protection statutes and regulations excluding any information which is in the public domain or comes into the public domain other than by breach of this clause.

(2)       US Risk undertakes to keep private and confidential and not to disclose to any person or entity whomsoever all Confidential Information except:

(a)          as required for the proper performance of this Agreement, provided, however, that US Risk shall take all reasonable steps to maintain the confidentiality of any information so disclosed;

(b)          for enforcement of rights as may be required by law or by a court of competent jurisdiction;

(c)          as required by any governmental or regulatory body having jurisdiction; and

(d)          for the purposes of taking professional advice from persons under a like duty of confidentiality.

(3)          US Risk shall, where practicable, consult with the Company before making any disclosure under paragraphs G.(2)(b) and G.(2)(c) above. It is understood and agreed that money damages will be insufficient to cover any breach of the confidentiality provisions of this Agreement, and the parties agree that any of them will be entitled to injunctive relief in the event of an actual or threatened breach of this clause.

(4)          US Risk shall advise the Company immediately of any unauthorized access obtained to, or breaches allowing unauthorized access to, Confidential Information.

(5)          The confidentiality provisions shall survive the termination of this Agreement.

I.          Term of Agreement

(1)       The effective date this Agreement is 12:01 a.m., Central Time, on April 1, 2020, and shall remain continuously in force unless canceled in accordance with Termination paragraph.

(2)       This Agreement shall automatically renew from year to year upon the renewal of the license or certificate of authority granted to the Company by the Delaware Department of Insurance, provided this Agreement shall not be otherwise canceled. This Agreement shall be subject to renegotiation by the parties every three years from the effective date of the Agreement.

J.         Termination

(1)          This Agreement may be terminated for any reason by either party upon ninety (90) days' prior written notice to the other party. Notice shall be provided by registered mail, return receipt requested, and notice shall be deemed to have been provided on the date of mailing.

(2)          Immediately by mutual consent of the Company and US Risk.

(3)          At any time, by the Company, without prior notice in the event of US Risk declaring bankruptcy or being declared or found bankrupt or insolvent, or being the subject of a cease and desist order or corrective order.

(4)          Immediately by US Risk in the event any action against the Company is commenced by Texas Department of Insurance or other applicable state insurance department pursuant to rehabilitation or liquidation. The Company agrees to furnish notice of such action immediately to the Broker.

(5)          Automatically and immediately, without notice upon cancellation or termination of the Surplus Line Broker Agreement between the Company and the Broker, effective on the effective date hereof.

(6)          Immediately upon written notice by the Company in the event of the cancellation or non-renewal of US Risk’s license by the California Department of Insurance.

(7)          If US Risk shall defraud or attempt to defraud the Company; or any policyholder, then the Company may at its sole discretion cancel this contract by giving US Risk written notice of cancellation served personally or by mail, which shall be effective immediately.

(8)          After thirty (30) days written notice by any party in the event that the Company or US Risk mergers with or is acquired by or control of is acquired by any other company or corporation or changes a majority of its officers or board of directors during the term of this Agreement.

(9)          In the event this Agreement is terminated, US Risk will have the authority and obligation (unless revoked by the Company at its sole discretion) to continue to manage the Company's claims during the run-off period, the costs of which will be paid by the Reinsurer. .

K.        Insurance

US Risk shall maintain errors and omissions insurance under a current and paid-up policy, issued by an insurer reasonably acceptable to the Company, which insurance shall have a policy limit of no less than [***] and a deductible no greater than [***] for the duration of US Risk's service under the Agreement.

L.         Compliance with Legal Requirements

Each Party shall perform its duties hereunder in accordance with all applicable laws, statutes, and regulations, including, without limitation, the applicable state statutes and regulations governing unfair claims handling practices.

M.        Notices

Any notice or other communication hereunder shall be in writing and shall be deemed fully made or given to any party hereto:

(1)	When hand delivered;
(2)	On the business day after it is delivered to a recognized overnight courier service for overnight delivery to such party at the address of such party stated below (or to such changed address as such party may have fixed by notice); or
(3)	Three (3) business days after it is mailed postage prepaid, by registered or certified mail, return receipt requested, addressed to the address of such party stated below (or to such changed address as such party may have fixed by notice):

To US Risk at:	To the Company at:
26050 Mureau Road	1900 L. Don Dodson Drive
Calabasas, CA 91302	Bedford, TX 76021
Attn: President	Attn: President

N.        Governing Law: Jurisdiction

This Agreement and its validity, construction, and performance shall be governed in all respects by the laws of the State of Texas without giving effect to principles of conflicts of law. The parties consent and submit to the exclusive jurisdiction of any Texas or Federal Court sitting in the City or County of Dallas in any action or proceeding arising out of or relating to this Agreement or the enforcement thereof; and the parties consent to process in any such action or proceeding served by registered or certified mail, which service shall be sufficient to confer personal jurisdiction over the party so served.

O.        Arbitration

(1)       As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion arising between the Company and US Risk with respect to this Agreement or with respect to the US Risk’s and/or the Company's obligations, the Parties mutually agree that such dispute or difference of opinion shall be submitted to arbitration.

(2)       The Company shall choose one arbiter (an "Arbiter") and US Risk shall choose one Arbiter. An umpire (an "Umpire") shall be chosen by the two Arbiters, all of whom shall be active or retired disinterested executive officers of property and casualty insurance or reinsurance companies.

(3)       Both US Risk and the Company shall choose an Arbiter within 30 days following a written request by one party to the other to name an Arbiter. In the event either the Company or US Risk fails to choose an Arbiter within this time period, the party who has chosen its Arbiter may choose the unchosen Arbiter. Thereafter, the Arbiters shall choose an Umpire before entering upon arbitration. If the Arbiters fail to agree upon the selection for the Umpire within 30 days following their appointment, each Arbiter shall name three nominees, of whom the other shall decline two and the decision shall be made by drawing lots.

(4)       Each side shall present its case to the Arbiters and Umpire, in a hearing in Dallas, Texas. The Arbiters and Umpire shall consider this Agreement as an honorable engagement, as well as a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law regarding entering of evidence. The decision in writing by a majority of the Arbiters and Umpire when filed with the Company and US Risk shall be final and binding. Judgment upon the final decision of the Arbiters and Umpire may be entered in any court of competent jurisdiction.

(5)       The costs of the arbitration, including the fees of the Arbiters and the Umpire, shall be borne equally by the sides unless the Arbiters and Umpire shall decide otherwise.

(6)       This Agreement shall be interpreted under the laws of Texas and the arbitration shall be governed by the Texas Arbitration Code.

P.        Receivership

If the Company is placed in receivership or seized by the Commissioner (the "Commissioner") of the Texas Department of Insurance:

(1)          All of the rights of the Company under this agreement extend to the receiver or the Commissioner.

(2)          All books and records will immediately be made available to the receiver or the commissioner, and shall be turned over to the receiver or the commissioner immediately upon request.

(3)          US Risk has no automatic right to terminate the agreement if the insurer is placed in receivership or seized by the commissioner.

(4)          US Risk will continue to maintain any systems, programs or other infrastructure if the insurer is placed in receivership or seized by the Commissioner, and will make them available to the receiver or the Commissioner for as long as US Risk continues to receive timely payment for services rendered.

Q.        Indemnification

(1)        US Risk agrees to indemnify, defend, and hold Company harmless from and against any and all claims, demands, actions, proceedings, losses, damages, costs and expenses (including attorneys' fees), made or instituted against, or incurred by Company and arising out of or in connection with this Agreement and the performance hereunder by US Risk.

(2)        Company agrees to indemnify, defend and hold US Risk harmless from and against any and all claims, demands, actions, proceedings, losses, damages, costs and expenses (including attorneys' fees), made or instituted against, or incurred by US Risk and arising out of or in connection with any negligence or willful misconduct on the part of the Company in breach of its obligations under this Agreement which has been finally determined by a court of competent jurisdiction, after the exhaustion of all appeals.

R.        Independent Contractor

The Parties hereto agree that US Risk and its agents and employees, in the performance of this Agreement, shall act in an independent capacity and not as officers, employees, or agents of the Company.

S.        Miscellaneous

(1)       This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and merges and supersedes all prior discussions, written or verbal, and agreements and understandings of every kind and nature, as to the subject matter hereof, and no party hereto shall be bound by any condition, definition, warranty, or representation relating to such subject matter other than as expressly provided for in this Agreement or subsequent writing signed by the party hereto which is to be bound thereby. This Agreement may not be terminated, modified, or amended, nor may any provision hereof be waived, except by a writing signed by the party to be charged.

(2)       The headings used in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

(3)       This Agreement shall be binding upon and shall inure to the benefit of the successors of the parties. This Agreement shall not be assigned by the parties.

(4)       If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner render invalid or unenforceable any other provision of this Agreement.

(5)       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

(6)       The parties shall execute and deliver such other documents or instruments as may be required by law or regulation to implement the provisions and intent of this Agreement.

(7)       The persons signing this Agreement on behalf of the parties warrant, covenant, and represent that they are duly authorized to execute this Agreement on behalf of the parties for whom they are signing.

(8)       No waiver of any breach or violation of any clause, paragraph, term, or condition of this Agreement shall be deemed a waiver of any subsequent breach or violation of the same, nor shall the same be deemed waived unless such waiver is evidenced by a writing signed by the party being charged therewith.

(9)       US Risk shall notify the Company in writing within thirty (30) days when there is a change in the ownership of 10% or more of the outstanding stock of US Risk or when there is any change in US Risk's principal officers or directors.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto by their respective duly authorized representatives have executed this Agreement as of the date first above written.

UNITED SPECIALTY INSURANCE COMPANY

BY: /s/ David Cleff

ITS: EVP

DATE:11/24/2020

U.S. RISK MANAGERS, INC.

BY: /s/ Ronald A. Closser

ITS: President/CEO

DATE:11/21/2020

Exhibit A

US Risk shall administer Claims arising under policies for the classes of business described below issued by the Company in California and other states.

(a)       Property

(b)       General Liability

(c)       Commercial multi-peril property (including burglary, theft, inland marine and truckers’ long haul physical damage and truckers’ short haul physical damage)

(d)       Commercial multi-peril liability:

(1)       Commercial multi-peril liability (including burglary, theft, garage and fidelity, trucking, long-haul and trucking short-haul), provided that the Broker has no authority to write commercial multi-period liability for contractors

Exhibit B

Company agrees that US Risk shall be paid a fee by the Broker on behalf of the Company as a percentage of earned premium according to the following schedule:

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